SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement	[ ] Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

[X] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

UNITED AUTO GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 16, 2001

      The Annual Meeting of Stockholders of United Auto Group, Inc., a Delaware corporation (the “Company”), will be held at the offices of United Auto Group, Inc., One Harmon Plaza, 9th Floor, Secaucus, New Jersey, on Wednesday, May 16, 2001, at 9:00 a.m., local time, for the purpose of considering and acting upon the following matters, which are described more fully in the accompanying Proxy Statement:

(a)	To elect four Class II directors to serve until the 2004 annual meeting of stockholders or until their respective successors are duly elected and qualified;

(b)	To elect one Class I director to serve until the 2003 annual meeting of stockholders or until his successor is duly elected and qualified;

(c)	To elect one Class III director to serve until the 2002 annual meeting of stockholders or until his successor is duly elected and qualified;

(d)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for the year ending December 31, 2001; and

(e)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Holders of record of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and Voting Common Stock, par value $0.0001 per share (the “Common Stock”), at the close of business on March 16, 2001 (the “Record Date”) are entitled to vote at the Annual Meeting and any adjournment thereof. A list of holders of the Common Stock and the Series A Preferred Stock as of the Record Date will be available for inspection during business hours from May 1, 2001 through May 15, 2001 at One Harmon Plaza, 9th Floor, Secaucus, New Jersey 07094, and at 13400 Outer Drive West, Suite B36, Detroit, Michigan 48239, and will also be available for inspection at the Annual Meeting.

      Stockholders are requested to complete, date and sign the enclosed Proxy Card and return it promptly in the enclosed envelope which has been provided for your convenience and which requires no postage if mailed in the United States. The prompt return of Proxy Cards will ensure a quorum. Any Stockholder present at the Annual Meeting may revoke his or her Proxy and vote personally on all matters brought before the Annual Meeting.

By Order of the Board of Directors,

Robert H. Kurnick, Jr., Secretary

UNITED AUTO GROUP, INC.

13400 OUTER DRIVE WEST
DETROIT, MICHIGAN 48239

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Auto Group, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 16, 2001, at 9:00 a.m., local time, at United Auto Group, Inc., One Harmon Plaza, 9th Floor, Secaucus, New Jersey, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. It is expected that the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be mailed to stockholders entitled to vote at the Annual Meeting commencing on or about March 30, 2001.

      Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the Annual Meeting may request reasonable assistance or accommodation from the Company by contacting United Auto Group, Inc., Investor Relations, 13400 Outer Drive West, Detroit, Michigan 48239 ((313) 592-7311). To provide the Company sufficient time to arrange for reasonable assistance, please submit all requests by May 1, 2001.

RECORD DATE AND VOTING SECURITIES

      Stockholders can ensure that their shares are voted at the Annual Meeting by signing and returning the enclosed proxy card in the envelope provided. The submission of a signed proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person. Stockholders who execute proxies retain the right to revoke them at any time before they are voted by filing with the Secretary of the Company a written revocation or a proxy bearing a later date. The presence at the Annual Meeting of a stockholder who has signed a proxy does not itself revoke that proxy unless the stockholder attending the Annual Meeting files written notice of revocation of the proxy with the Secretary of the Company at any time prior to the voting of the proxy.

      Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted FOR the proposals submitted for approval. The proxy card provides space for a stockholder to withhold voting for any or all nominees to the Board of Directors or to abstain from voting for any proposal if the stockholder chooses to do so.

      Under Delaware Law and the Company’s Amended and Restated Bylaws (the “Bylaws”), the presence of a quorum is required to transact business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the shares entitled to vote. Proxies marked “abstain” will be included in determining a quorum. On routine matters, brokers who hold customer shares in “street name” but have not timely received voting instructions from such customers (“broker non-votes”) have discretion to vote such shares. Accordingly, the presence of such shares will be included in determining a quorum for all matters presented at the Annual Meeting.

      Under Delaware law and the Company’s Bylaws, proposals must be approved by the affirmative vote of a majority, or, in the case of the election of directors, a plurality, of the shares present, either in person or by proxy, at the Annual Meeting and entitled to vote. Accordingly, abstentions have the same effect as votes “against” a proposal.

      The Board of Directors has fixed the close of business on March 16, 2001 as the record date for the determination of the stockholders of the Company who are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding

23,317,192 shares of Common Stock, excluding treasury shares, and 8,565.821 shares of Series A Preferred Stock. The holders of Common Stock are entitled to one vote for each share of Common Stock held on the Record Date and the holders of Series A Preferred Stock are entitled to 1,000 votes for each share of Series A Preferred Stock held on the Record Date.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The Board of Directors is responsible for the management and direction of the Company and for establishing broad corporate policies. The Board of Directors held six meetings during the year ended December 31, 2000 (“Fiscal 2000”) and acted seven times by unanimous written consent in lieu of meeting. No director attended less than 75% of the board and committee meetings scheduled during Fiscal 2000 other than John J. Hannan.

      The Board of Directors has three standing committees: the Executive Committee, the Audit Committee and the Compensation and Stock Option Committee. The Company does not have a standing committee on nominations. The principal responsibilities of each committee are described in the following paragraphs.

      Executive Committee. The Executive Committee is comprised of Roger S. Penske (Chairman), Samuel X. DiFeo, Michael R. Eisenson and James A. Hislop. The Executive Committee’s primary function is to assist the Board of Directors by acting upon matters when the Board is not in session. The Executive Committee has the full power and authority of the Board, except to the extent limited by law or the Company’s Certificate of Incorporation or Bylaws. The Executive Committee did not hold any meetings in Fiscal 2000, but acted 14 times by unanimous written consent in lieu of a meeting.

      Audit Committee. The Audit Committee is comprised of Michael R. Eisenson (Chairman), John J. Hannan, Eustace W. Mita and Donald J. Hofmann, Jr. Richard J. Peters served on the Audit Committee as Chairman until March 2000. The Audit Committee is responsible for overseeing the Company’s financial reporting process. The Audit Committee consults with management and the Company’s independent accountants during the year on matters related to the annual audit, internal controls, the published financial statements and the accounting principles and auditing procedures being applied. The Audit Committee also recommends a firm of certified independent accountants to serve as the Company’s independent accountants, authorizes all audit fees and other professional services rendered by the accountants and periodically reviews the independence of the accountants. The Audit Committee held three meetings in Fiscal 2000. During Fiscal 2000, the Board examined the composition of the Audit Committee in light of the New York Stock Exchange rules governing audit committees and confirmed that all Members of the Audit Committee are “independent” within the meaning of the Exchange’s rules. The Charter of the Audit Committee is included in the Appendix beginning on page A-1.

      Compensation and Stock Option Committee. The Compensation and Stock Option Committee is comprised of Donald J. Hofmann, Jr. (Chairman), Roger S. Penske, James A. Hislop, John J. Hannan and Richard J. Peters. Mr. Peters was appointed to the Compensation and Stock Option Committee in March 2000. The Compensation and Stock Option Committee has authority to (i) determine all matters relating to the compensation of the Company’s officers and management employees and (ii) administer and make awards under the Company’s Stock Option Plan. The Compensation and Stock Option Committee did not hold any meetings during Fiscal 2000, but met informally during Fiscal 2000.

ELECTION OF DIRECTORS

      The Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors to expire each year. The term of the present Class II directors expires at the Annual Meeting. At the Annual Meeting, the stockholders will elect four Class II directors to hold office, subject to the provisions of the Company’s Bylaws, until the Annual Meeting of Stockholders in 2004 and until their respective successors shall have been duly elected and qualified. At the Annual Meeting, the stockholders will also elect one Class I director and one Class III director, each to hold office, subject to the provisions of the Company’s Bylaws, until the Annual Meeting of Stockholders in 2003 and 2002, respectively, and until his successor shall have been duly elected and qualified.

      Unless contrary instructions are given, the persons named in the enclosed proxy or their substitutes will vote FOR the election of the four Class II director nominees named below, Ronald G. Steinhart as the one Class I director nominee and Lucio A. Noto as the one Class III director nominee. The Board of Directors believes that the nominees are willing to serve as directors. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board of Directors, the persons named in the enclosed proxy or their substitutes intend to vote for the election of such designated nominees.

      Pursuant to a stockholders agreement, certain stockholders of the Company have agreed to vote to elect to the Board of Directors of the Company the following directors: Roger S. Penske, four additional directors nominated by Penske Capital Partners, L.L.C., one director nominated by Mitsui & Co., Ltd and Mitsui & Co. (U.S.A.), Inc. (together, “Mitsui”) and three independent directors. Penske Capital’s nominees to the Board of Directors are Richard J. Peters, James A. Hislop, Donald J. Hofmann, Jr. and Eustace W. Mita. In addition, pursuant to an agreement with Penske Corporation, Mitsui has agreed to vote its shares of Common Stock to elect the nominees to the Board of Directors of Penske Corporation and its affiliates, including the nominees of Penske Capital, and Penske Corporation has agreed to vote its shares of Common Stock to elect one Mitsui nominee to the Board of Directors. Motokazu Yoshida is the nominee to the Board of Directors by Mitsui.

      The nominees for election as Class II directors will serve until the Annual Meeting of Stockholders in 2004. Class I directors and Class III directors will serve until the Annual Meeting of Stockholders in 2003 and 2002, respectively. Information about the Company’s directors is set forth below.

CLASS I DIRECTORS:

Marshall S. Cogan Consultant	Marshall S. Cogan, 63, served as Chairman of the Board and Chief Executive Officer of the Company from April 1997 to May 3, 1999 and served as Vice Chairman of the Board and a director of the Company from 1990 to April 1997. From 1974 to 1999 Mr. Cogan was the principal stockholder, Chairman or Co-Chairman of the Board of Directors and Chief Executive Officer or Co-Chief Executive Officer of Trace International Holdings, Inc., a private company. Since July 21, 1999 Trace was in bankruptcy proceedings and on January 24, 2000 the case was converted to a Chapter 7 bankruptcy. A Stipulation of Settlement was approved by the Court on October 16, 2000. Since March 1999, Mr. Cogan has served as the Chairman of Foamex International, Inc. From May 1997 until March 1999, Mr. Cogan served as the Vice Chairman of Foamex. Mr. Cogan also served as the Chairman of Foamex from September 1993 to May 1997 and as the Chief Executive Officer of Foamex from January 1994 to May 1997. He has also been a director of Recticel s.a. since February 1993. Mr. Cogan served as Chairman and Director of other companies formerly owned by Trace, including General Felt Industries, Inc., Knoll International, Inc. and Sheller-Globe Corporation. Prior to forming Trace, he was a senior partner at Cogan, Berlind, Weill & Levitt and subsequently CBWL-Hayden Stone, Inc., both predecessor companies to Lehman Brothers, Inc. Additionally, Mr. Cogan serves on the Board of Trustees of the Museum of Modern Art, the Boston Latin School and New York University Medical Center and the Board of Directors of the American Friends of the Israel Museum. He also serves on several committees of Harvard University.

Eustace W. Mita Executive Vice President of The Reynolds and Reynolds Company	Eustace W. Mita, 46, has served as a director of the Company since August 3, 1999. Mr. Mita is Executive Vice President of The Reynolds and Reynolds Company and had been General Manager of Reynolds Transformation Services since May 2000. Prior thereto, Mr. Mita served as President and Chief Executive Officer of HAC Group, LLC, an automobile training and consulting company and President of Half-A-Car II, Inc. since 1990. Mr. Mita is also a director of The Reynolds and Reynolds Company.

Samuel X. DiFeo President and Chief Operating Officer of the Company	Samuel X. DiFeo, 51, has served as President, Chief Operating Officer and a director of the Company since February 1998. Mr. DiFeo also served as Executive Vice President of certain subsidiaries of the Company whose assets were formerly owned by Mr. DiFeo and members of his family (the “DiFeo Group”) from October 1992 to January 1998.

Ronald G. Steinhart Retired Chairman and Chief Executive Officer, Commercial Banking Group Bank One Texas	Ronald G. Steinhart, 60, has served as a director of the Company since March 1, 2001. Mr. Steinhart served as Chairman and Chief Executive Officer, Commercial Banking Group of Bank One Corporation from December 1996 until his retirement in January, 2000. From January, 1995 to December, 1996, Mr. Steinhart was Chairman and Chief Executive Officer of Bank One Texas, N.A. Mr. Steinhart joined Bank One in connection with the merger of Team Bank, which he founded in 1988. Mr. Steinhart also serves as a director of NCH Corporation, as a Trustee of Prentiss Properties Trust and as a Trustee of MFS/Sun Life Series Trust.

CLASS II DIRECTORS:

Donald J. Hofmann, Jr. General Partner of J.P. Morgan Partners, LLC	Donald J. Hofmann, Jr., 43, has served as a director of the Company since August 3, 1999. Mr. Hofmann is a General Partner of J.P. Morgan Partners, LLC (formerly Chase Capital Partners, LLC), a global general partnership with over $20.0 billion under management since September 1992. J.P. Morgan Partners, LLC provides equity and mezzanine debt financing for management buyouts and recapitalizations, growth equity and venture capital. Mr. Hofmann is also a director of Advanced Accessory Systems LLC, Berry Plastics Corporation and Pliant Corporation.

Michael R. Eisenson Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC	Michael R. Eisenson, 45, has served as a director of the Company since December 1993. He is a Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC, a private investment firm and the successor to Harvard Private Capital Group, which he joined in 1986. Charlesbank is the investment advisor of Aeneas Venture Corporation. Mr. Eisenson is also a director of CCC Information Services Group, Inc., ImmunoGen, Inc., and Playtex Products, Inc.

John J. Hannan Principal of Apollo Advisors, L.P. and of Apollo Real Estate Advisors, L.P.	John J. Hannan, 48, has served as a director of the Company since December 1993. Mr. Hannan is one of the founding principals of Apollo Advisors, L.P., which together with an affiliate has acted since 1991 as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P., Apollo Investment Fund III, L.P. and Apollo Investment Fund IV, L.P., private securities investment funds, of Apollo Real Estate Advisors, L.P., which since 1993 has acted as managing general partner of the Apollo real estate investment funds, and of Lion Advisors, L.P., which, since 1991, has acted as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Hannan is also a director of Florsheim Group, Inc.

Motokazu Yoshida Operating Officer, Motor Vehicles, Marine and Aerospace Group of Mitsui & Co., Ltd.	Motokazu Yoshida, 53, has served as a director of the Company since March 1, 2001. Mr. Yoshida is the Operating Officer of the Motor Vehicles, Marine and Aerospace Group of Mitsui & Co., Ltd (Tokyo office) since April 2000. From October 1994 to April 2000 Mr. Yoshida served as General Manager of the First Motor Vehicles Division of Mitsui.

CLASS III DIRECTORS:

Roger S. Penske Chairman of the Board and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of Penske Corporation	Roger S. Penske, 64, has served as Chairman of the Board and Chief Executive Officer of the Company since May 3, 1999. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation. Penske Corporation is a privately-owned diversified transportation services company which, among other things, holds, through its subsidiaries, interests in a number of businesses. Mr. Penske serves as Vice Chairman of the Board of International Speedway Corporation and is also a director of General Electric Company, Inc. and Delphi Automotive Systems Corporation.

James A. Hislop President and Chief Executive Officer of Penske Capital Partners, LLC	James A. Hislop, 43, has served as a director of the Company since May 3, 1999. Mr. Hislop has been President and Chief Executive Officer of Penske Capital Partners, LLC (“Penske Capital”) since its inception in June 1997. Penske Capital is an organization formed to undertake acquisitions and strategic investments in the transportation and transportation services industry. Mr. Hislop has also served as a Managing Director in the Investment Banking Group of Merrill Lynch & Co. from 1991 to 1997 and prior to that as a Vice President in the Investment Banking Group of Merrill Lynch & Co. from 1985 to 1991. Mr. Hislop is also a director of Penske Corporation.

Richard J. Peters President of Penske Corporation	Richard J. Peters, 53, has served as a director of the Company since May 3, 1999. Mr. Peters has been the President of Penske Corporation since January 1, 2000. During 1999, Mr. Peters served as President and Chief Executive Officer of Ilitch Ventures, Inc., a holding company which owns Little Caesar Enterprises, the Detroit Tigers, the Detroit Red Wings, Olympia Entertainment, Olympia Development and Olympia Specialty Foods. Mr. Peters served as the Chief Executive Officer, President and Director of Penske Motorsports, Inc., the owner and operator of speedways throughout the United States, from September 1995 to July 1, 1997. Mr. Peters has also served as an officer of various subsidiaries of Penske Motorsports since 1990. Mr. Peters served as the Treasurer and Chief Financial Officer of Penske Corporation between 1988 and July 1997 and as an Executive Vice President of Penske Corporation between September 1994 and July 1997. Mr. Peters has been a member of the Board of Directors of Penske Corporation since 1990. Mr. Peters is also a director of Captec Net Lease Realty, Inc. and Kaufman Peters, LLC.

Lucio A. Noto Retired Vice Chairman of Exxon Mobil Corporation	Lucio A. Noto, 62, has served as a director of the Company since March 2001. Mr. Noto retired as Vice Chairman of Exxon Mobil Corporation on January 31, 2001, a position he held since the merger of Exxon and Mobil companies on November 30, 1999. Before the merger, Mr. Noto was Chairman and Chief Executive Officer of Mobil Corporation where he had been employed since 1962. Mr. Noto is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is also a director of International Business Machines Corporation and of the Philip Morris Companies, Inc.

      The affirmative vote of a plurality of the shares entitled to vote at the Annual Meeting, either in person or by proxy, is required for the election of the four Class II directors named above, Ronald G. Steinhart as the one Class I director and Lucio A. Noto as the one Class III director. The Board recommends a vote “FOR” election of the nominees listed above.

EXECUTIVE OFFICERS

      Executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Pursuant to a stockholders agreement among some of the Company’s stockholders, stockholders affiliated with Penske Capital have agreed to cause Roger S. Penske to be Chairman and Chief Executive Officer of the Company. Brief biographies of Messrs. Penske and DiFeo are set forth above. Brief biographies of each other executive officer of the Company are provided below.

      James R. Davidson, 55, has served as Executive Vice President — Finance of the Company since May 3, 1999, served as Executive Vice President — Accounting and Treasurer of the Company from August 1997 to May 1999 and served as Senior Vice President — Finance of the Company from February 1997 to August 1997. Prior to joining the Company, Mr. Davidson was an audit partner for Ernst & Young L.L.P., an accounting, financial advisory services and management consulting firm, which he joined in 1973.

      Robert H. Kurnick, Jr., 39, has served as Executive Vice President, General Counsel, and Secretary of the Company since February 2000. Since August 1999, Mr. Kurnick has also served as Executive Vice President of Penske Corporation and General Counsel of Penske Capital. Since November 1995, Mr. Kurnick has served as Senior Vice President and General Counsel of Penske Auto Centers, Inc., which owns and operates approximately 650 automotive service centers located at Kmart stores nationwide and, from March 1996 to July 1999, Mr. Kurnick served as Senior Vice President and General Counsel of Penske Motorsports, Inc., the owner and operator of speedways throughout the United States. Mr. Kurnick also served as Assistant General Counsel of Penske Corporation from January 1995 to August 1999. Prior to joining Penske Corporation, Mr. Kurnick was a partner at the Detroit law firm of Honigman Miller Schwartz and Cohn, which he joined in 1986.

      Paul H. Walters, 57, has served as Executive Vice President — Human Resources of the Company since August 3, 1999. Since July 1997, Mr. Walters has also served as Executive Vice President — Administration of Penske Corporation. Mr. Walters served as Senior Vice President of Detroit Diesel Corporation from August 1997 to December 2000 and Senior Vice President  — Administration of Detroit Diesel Corporation from January 1988 to July 1997.

EXECUTIVE COMPENSATION

      The following table contains information concerning annual and long-term compensation of each individual who served as chief executive officer during Fiscal 2000 and each of the other most highly compensated executive officers of the Company who served as executive officers during Fiscal 2000 (the “Named Executive Officers”) for services rendered in all capacities during the fiscal years 2000, 1999, and 1998.

SUMMARY COMPENSATION TABLE

				Long Term
				Compensation
	Annual Compensation			Awards

				Securities
				Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation($)

Roger S. Penske	2000	—	—	25,000	—
Chairman of the Board and	1999	—	—	400,000	—
Chief Executive Officer	1998	—	—	—	—

Samuel X. DiFeo	2000	500,000	—	25,000	—
President and Chief	1999	360,000	200,000	120,000	—
Operating Officer	1998	720,000	—	100,000	—

James R. Davidson	2000	400,000	100,000	10,000	—
Executive Vice President —	1999	400,000	100,000	50,000	—
Finance	1998	300,000	200,000	10,000	225,000	(1)

Robert H. Kurnick, Jr.	2000	—	—	5,000	57,000	(2)
Executive Vice President,	1999	—	—	—	—
General Counsel and Secretary	1998	—	—	—	—

Paul H. Walters	2000	—	—	5,000	—
Executive Vice President — Human	1999	—	—	—	—
Resources	1998	—	—	—	—

(1)	Represents the settlement of an obligation relating to Mr. Davidson’s original employment with the Company.

(2)	Reflects the payment of a country club membership on behalf of Mr. Kurnick.

OPTION GRANTS IN FISCAL 2000

      The following table sets forth information concerning individual grants of options to purchase Common Stock made to the Named Executive Officers during Fiscal 2000.

					Potential Realizable
		Percent of			Value at Assumed
	Number of	Total Options			Annual Rates of Stock
	Securities	Granted to			Price Appreciation for
	Underlying	Employees in	Exercise or		Option Term(1)
	Options	Fiscal Year	Base Price	Expiration
Name	Granted	2000	($/Share)	Date	5%($)	10%($)

Roger S. Penske(2)	25,000	4%	$9.75	11/14/11	$153,293	$388,475

Samuel X. DiFeo(2)	25,000	4%	$9.75	11/14/11	$153,293	$388,475

James R. Davidson(2)	10,000	2%	$9.75	11/14/11	$61,317	$155,390

Robert H. Kurnick, Jr.(2)	5,000	1%	$9.75	11/14/11	$30,659	$77,695

Paul H. Walters(2)	5,000	1%	$9.75	11/14/11	$30,659	$77,695

(1)	Amounts reflect certain assumed rates of appreciation set forth in the Commission’s executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved. The values in these columns are based upon the fact that the fair market value on the date of grant of each option was equal to the exercise price thereof.

(2)	Options were granted on January 14, 2000. The options vest and become exercisable in three equal annual installments beginning on January 14, 2001.

AGGREGATED OPTION EXERCISES IN FISCAL 2000

AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information concerning options to purchase Common Stock exercised by the Named Executive Officers during Fiscal 2000 and the number and value of options held by them on December 31, 2000. No Named Executive Officers exercised Options during Fiscal 2000.

	Number of Securities
	Underlying Unexercised		Value of Unexercised In
	Options at Fiscal		the Money Options at
	Year End(#)		Fiscal Year End($)(1)

Name	Exercisable/Unexercisable		Exercisable/Unexercisable

Roger S. Penske	133,333/	291,667	0/	0

Samuel X. DiFeo	281,267/	25,000	0/	0

James R. Davidson	26,000/	64,000	0/	0

Robert H. Kurnick, Jr.	0/	5000	0/	0

Paul H. Walters	0/	5000	0/	0

(1)	The closing price of the Company’s Common Stock on December 29, 2000 (the last trading day in fiscal 2000) was $6.6875.

EMPLOYMENT CONTRACTS AND TERMINATION OF

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

      The Company entered into a letter agreement with Samuel DiFeo in August 1999. Pursuant to this agreement, Mr. DiFeo agreed to serve as President through December 31, 1999, subject to the Company’s right to extend his service as President through May 31, 2000, at a salary of at least $360,000 per year. Under the agreement, all of Mr. DiFeo’s stock options outstanding as of the date of the agreement immediately vested. If Mr. DiFeo’s employment is terminated as a result of death, Mr. DiFeo’s estate is entitled to receive, among other things, a cash payment of $800,000. The Company has extended Mr. DiFeo’s service.

      In addition, the Company has agreed to retain Mr. DiFeo as a consultant upon the earlier to occur of (1) the expiration of Mr. DiFeo’s letter agreement on May 31, 2000 or through any extension of his service, (2) the resignation of Mr. DiFeo following the occurrence of a change in control or termination of Mr. DiFeo’s employment within six months following a change of control, (3) several other events which result in Mr. DiFeo’s involuntary retirement under his letter agreement and (4) the termination of Mr. DiFeo’s employment without cause or for permanent disability under his letter agreement (in which event he will receive salary and other compensation through the end of the term of his letter agreement and become subject to the consulting agreement immediately thereafter). The consulting agreement would continue for a period of 24 months, subject to extension for an additional year at the Company’s option, and provides for compensation of $400,000 per year, plus use of an automobile, reimbursement of expenses and other health benefits. The agreement prohibits Mr. DiFeo from seeking or obtaining employment in the automotive industry while the consulting agreement is in effect.

COMPENSATION OF DIRECTORS

      The Company has established a Non-Employee Director Compensation Plan to provide compensation to the directors of the Company who are not paid employees of the Company (the “Outside Directors”). Pursuant to the Non-Employee Director Compensation Plan, each Outside Director receives an annual retainer of $40,000. These fees are payable at the option of each Outside Director in cash or in Common Stock at the current market price. Each Outside Director is also entitled to the use of a Company vehicle. All directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. As of December 31, 2000, there were seven Outside Directors of the Company and two employee directors. In accordance with the internal policies of their employers, certain directors assign their director compensation to the organizations that employ them or waive the payment of the fee entirely. Directors who are also employees of the Company or its subsidiaries receive no cash compensation for serving as Directors or as members of Board committees. In January 2000, Roger Penske, Marshall Cogan and Samuel DiFeo were each granted options to purchase 25,000 shares of Common Stock at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

      The Company’s Compensation and Stock Option Committee is comprised of Donald J. Hofmann, Jr. (Chairman), Roger S. Penske, James A. Hislop, John J. Hannan and Richard J. Peters.

      Mr. Penske is the Chairman and Chief Executive Officer of the Company. Messrs. Penske, Hislop, Peters and Hofmann each have direct and indirect interests in International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. (the “Purchasers”). During 1999 the Purchasers entered into a purchase agreement and registration rights agreement with the Company. During 1999 the Purchasers also entered into a stockholders agreement with Trace International Holdings, Inc., which is affiliated with Marshall Cogan, AIF II, L.P., which is affiliated with John J. Hannan, and Aeneas Venture Corporation, which is affiliated with Michael R. Eisenson. See “Related Party Transactions — Recapitalization Agreements.” In addition, during 1999 Mr. Cogan, the former Chairman and Chief Executive Officer of the

Company, entered into an agreement with the Company with respect to severance and other matters. See “Related Party Transactions — Recapitalization Agreements — Cogan Agreement.” Mr. Penske is Chairman and the Chief Executive Officer of Penske Corporation, Mr. Peters is the President and a director of Penske Corporation, Mr. Hislop is a director of Penske Corporation and Mr. Hofmann served as director of Penske Corporation for a portion of Fiscal 2000. Mr. Penske serves on the Compensation Committees of Penske Corporation and the Company.

REPORT OF THE COMPENSATION AND STOCK

OPTION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation and Stock Option Committee’s responsibilities include establishing the Company’s policies governing the compensation of officers and other key executives of the Company. The Compensation and Stock Option Committee approves all elements of compensation for executive officers and is responsible for the administration of the Stock Option Plan.

      Executive Compensation. The Company’s compensation program consists of base salary, annual incentive payments, stock options and employee benefits. The goal of the Company’s compensation program is to motivate and reward its officers and other key employees to improve long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. The Company’s executive compensation program is designed to align executive compensation practices with increasing the value of the Company’s Common Stock and to foster adherence to, and promotion of, the Company’s business mission, values, strategic goals and annual objectives.

      The Compensation and Stock Option Committee reviews salary increases for the current year and incentive payments to be made in connection with the previous year’s performance. The Compensation and Stock Option Committee will consider an executive’s scope of responsibilities, level of experience, individual performance and attainment of pre-established goals as well as the Company’s business plan and general economic factors. In making its decisions, and to maintain the desired levels of competitiveness and congruity with the Company’s long-term performance goals, the Compensation and Stock Option Committee receives input from the Company’s Chief Executive Officer and President.

      Base Salary and Bonus. The salary levels for officers are determined by such officer’s level of job responsibility and experience, job performance and attainment of pre-established goals. Bonus payouts to officers and other key employees of the Company are based on the attainment of corporate earnings goals.

      Options. The Compensation and Stock Option Committee believes strongly that the interests of senior management must be closely aligned with those of the stockholders. Long-term incentives in the form of stock options provide a vehicle to reward officers only if there is an increase in stockholder value. Stock options are granted on a discretionary basis within a guideline range that takes into account the position responsibilities of officers and key employees of the Company whose contributions and skills are important to the long-term success of the Company. Stock options to purchase Common Stock providing long-term incentives may be granted to officers with a maximum term of ten years.

      During Fiscal 2000, the Compensation and Stock Option Committee granted 588,353 options to purchase Common Stock to officers or key employees of the Company or its affiliates. Such options were granted at exercise prices equal to the fair market value of the Common Stock on the dates of grant.

      Chief Executive Officer. In Fiscal 2000, Mr. Penske received no cash compensation from the Company for his services as Chief Executive Officer.

      Policy Regarding Qualifying Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1,000,000 per taxable year ceiling on tax-deductible remuneration paid to any one of the five most highly compensated executive officers of a publicly-held corporation, unless the remuneration is treated as performance based or is otherwise exempt from the provisions of Section 162(m). While the Compensation and Stock Option Committee intends to maximize the tax-efficiency of its compensation programs generally, it retains the flexibility in its membership and in the manner in which it awards compensation to act in the best interests of the Company and its stockholders, including awarding compensation which may not be deductible by reason of Section 162(m).

      The foregoing report is provided by the following independent directors, who constitute the Compensation Committee:

Donald J. Hofmann, Jr. (Chairman)

John J. Hannan
James A. Hislop
Roger S. Penske
Richard J. Peters

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of the Record Date, regarding the beneficial ownership of Common Stock by (i) each stockholder who is known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. In the case of persons other than directors and executive officers of the Company, such information is based on statements filed with the Commission pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each person identified below has sole voting and dispositive power with respect to Common Stock beneficially owned by such person. All of the outstanding shares of Series A Preferred Stock are beneficially owned by Penske Capital, as reflected in the table below.

	Shares Beneficially
	Owned(1)

Beneficial Owner	Number	Percent

Penske Capital Partners, L.L.C.(2)(3)	14,269,067	37.56%
399 Park Avenue, 36th Floor
New York, NY 10022

Aeneas Venture Corporation(3)(4)	2,843,656	8.73%
c/o Charlesbank Capital Partners, LLC
600 Atlantic Avenue
Boston, MA 02210

AIF II, L.P. (3)(5)	1,843,656	5.66%
c/o Apollo Advisors, L.P.
Two Manhattanville Road
Purchase, NY 10577

Penske Corporation(3)(6)	8,042,215	21.17%
13400 Outer Drive West
Detroit, Michigan 48239

Marshall S. Cogan(7)	474,333	1.44%

Samuel X. DiFeo(8)	395,800	1.20%

Michael R. Eisenson(9)	2,843,656	8.73%

John J. Hannan(10)	1,843,656	5.66%

Donald J. Hofmann, Jr.(11)	—	—

James A. Hislop(12)	14,269,067	37.56%

Lucio A. Noto(13)	1,000	*

Roger S. Penske(14)	22,729,615	59.82%

Richard J. Peters(15)	1,000	*

Eustace W. Mita(16)	232,200	*

Ronald G. Steinhart(17)	—	—

Motokazu Yoshida(18)	1,302,326	4.01%

James R. Davidson(19)	47,333	*

Robert H. Kurnick, Jr.(20)	1,667	*

Paul H. Walters(20)	1,667	*

All directors and executive officers as a group (15 persons)	29,874,253	77.11%

*	Less than 1%

(1)	Pursuant to the regulations of the Commission, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficiary owned by such person.

However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person, except as noted. As of the Record Date, there were 23,317,192 shares of Common Stock outstanding.

(2)	Based on the Schedule 13D (Amendment No. 9) filed on March 6, 2001, Penske Capital has sole voting and dispositive power with respect to 14,269,067 shares of Common Stock, International Motor Cars Group I, L.L.C. (“ICMG-I”) has sole voting and dispositive power with respect to 11,126,063 shares of Common Stock, and International Motor Cars Group II, L.L.C. (“ICMG-II”) has sole voting and dispositive power with respect to 3,143,004 shares of Common Stock, in each case subject to the terms of the Amended and Restated Stockholders Agreement among certain stockholders of the Company and the Company, dated as of February 28, 2001 (the “Stockholders Agreement”). Penske Capital’s beneficial ownership consists of 8,641.823 shares of Series A Convertible Preferred Stock, which is convertible into 8,641,823 shares of Common Stock; 605.551 shares of Series B Convertible Preferred Stock, which can be converted into 605.551 shares of Series A Convertible Preferred Stock (unless it would cause a regulatory problem) or 605,551 shares non-voting or voting Common Stock, as the case may be; warrants to acquire 3,915,580 shares of Common Stock; and warrants to acquire 1,106,113 shares of non-voting Common Stock, which can be converted into Common Stock unless it would cause a regulatory problem. Penske Capital is the managing member of each of International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. The managing members of Penske Capital are Roger Penske and James A. Hislop.

(3)	Penske Capital, Penske Corporation, IMCG-I, IMCG-II, AIF II, L.P., Mitsui and Aeneas Venture Corporation, each disclaim beneficial ownership of the shares owned by the others that may be deemed to exist pursuant the Stockholders Agreement or other agreements between all or any of them.

(4)	Based on the Schedule 13D (Amendment No. 2) filed on May 6, 1999 by Charlesbank Capital Partners, LLC. Aeneas Venture Corporation, a title holding company for the endowment fund of Harvard University, is the direct beneficial owner of the Common Stock. Charlesbank Capital Partners, the investment advisor for Aeneas Venture Corporation, is the indirect beneficial owner of the Common Stock. Charlesbank has sole power to vote and sole power to dispose of such shares, subject to the terms of the Stockholders Agreement. Harvard has full discretion to direct the receipt of dividends, if any, received from the shares of Common Stock.

(5)	Based on the Schedule 13D (Amendment No. 1) filed on May 7, 1999 by AIF II, L.P. and Apollo Advisors, L.P. Apollo Advisors, L.P. is the managing general partner of AIF II, L.P., Apollo Fund Administration Limited is the administrative general partner of AIF II, L.P. and Apollo Capital Management, Inc. is the sole general partner of Apollo Advisors, L.P. AIF II, L.P. has sole voting and dispositive power with respect to the Common Stock, subject to the terms of the Stockholders Agreement.

(6)	Based on the Schedule 13D (Amendment No. 9) filed on March 6, 2001, Penske Corporation is the direct beneficial owner of the Common Stock. Penske Corporation has sole power to vote and sole power to dispose of such shares.

(7)	Includes 408,333 shares which may be issued upon the exercise of options that are vested and exercisable, and 1,000 shares held by Mr. Cogan’s wife. Mr. Cogan disclaims beneficial ownership with respect to shares held by his wife. Mr. Cogan’s address is c/o Moness Crespi Hardt & Co., 767 3rd Avenue, New York, New York 10017.

(8)	Includes options to purchase 289,600 shares of Common Stock which are exercisable within 60 days of March 24, 2000. Mr. DiFeo’s address is One Harmon Plaza, 9th Floor, Secaucus, New Jersey 07094.

(9)	Represents the shares held by Aeneas. Mr. Eisenson is the Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC, the investment advisor of Aeneas. Mr. Eisenson disclaims beneficial ownership of all shares held by Aeneas. Mr. Eisenson’s address is c/o Charlesbank Capital Partners, LLC, 600 Atlantic Avenue, Boston, Massachusetts 02210.

(10)	Represents the shares held by AIF II, L.P. Mr. Hannan is a director of Apollo Capital Management, Inc., which is the general partner of Apollo Advisors, L.P., which is the managing general partner of AIF. Mr. Hannan disclaims beneficial ownership of all shares held by AIF. Mr. Hannan’s address is c/o Apollo Advisors, L.P., Two Manhattanville Road, Purchase, New York 10577.

(11)	Mr. Hofmann’s address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 39th Floor, New York, New York, 10020-1080.

(12)	Includes the 14,269,067 shares deemed to be beneficially owned by Penske Capital. Mr. Hislop is a managing member of Penske Capital. Mr. Hislop disclaims beneficial ownership of the shares beneficially owned by Penske Capital. Mr. Hislop’s address is c/o Penske Capital Partners, L.L.C., 399 Park Avenue, New York, New York 10022.

(13)	Mr. Noto’s address is 520 Madison Avenue, New York, New York 10022.

(14)	Includes the 14,269,067 shares deemed to be beneficially owned by Penske Capital, for which shares Mr. Penske may be deemed to have shared voting and shared dispositive power, 8,042,215 shares deemed to be beneficially owned by Penske Corporation, for which shares Mr. Penske may be deemed to have shared voting and shared dispositive power, and options to purchase 408,333 shares, for which shares Mr. Penske holds sole voting and dispositive power. Mr. Penske is a managing member of Penske Capital and the Chairman and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Capital and Penske Corporation. Mr. Penske’s address is 13400 Outer Drive West, Detroit, Michigan 48239.

(15)	Mr. Peter’s address is 13400 Outer Drive West, Detroit, Michigan 48239.

(16)	Mr. Mita’s address is c/o Reynolds Transformation Services, 308 E. Lancaster Ave., Wynnewood, Pennsylvania 19096.

(17)	Mr. Steinhart’s address is 1717 Main Street, 7th Floor, Mail Code TX1-2401, Dallas, Texas 75201.

(18)	Represents the shares held by Mitsui. Mr. Yoshida is the nominee of Mitsui to the Board and serves as the Operating Officer, Motor Vehicles, Marine and Aerospace Group of Mitsui. Subject to the Stockholders Agreement, Mitsui has sole voting and dispositive power with respect to the Common Stock. Mr. Yoshida disclaims beneficial ownership of the shares held by Mitsui. Mr. Yoshida’s address is Mitsui & Co. Ltd., First Motor Vehicles Division, 2-1 Ohtemachi 1-chome, Chiyoda-ku, Tokyo, Japan.

(19)	Includes 45,333 shares issuable upon the exercise of options that are vested and exercisable within 60 days and 500 shares held by Mr. Davidson’s wife. Mr. Davidson disclaims beneficial ownership of all shares held by his wife. Mr. Davidson’s address is One Harmon Plaza, 9th Floor, Secaucus, New Jersey 07094.

(20)	Includes 1,667 shares issuable upon the exercise of options that are vested and exercisable within 60 days. The address for Messrs. Kurnick and Walters is 13400 Outer Drive West, Detroit, Michigan 48239.

RELATED PARTY TRANSACTIONS

Recapitalization Agreements

      Purchase Agreement. In April 1999 the Company entered into a purchase agreement with International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. (collectively, the “Purchasers”). In connection with the agreement, the Purchasers paid $83 million in May 1999 and August 1999 in exchange for (a) 7,903.124 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share, (b) 396.876 shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share, (c) warrants to purchase 3,898,665 shares of the Company’s Common Stock, par value $0.0001 per share, and (d) warrants to purchase 1,101,335 shares of the Company’s Non-Voting Common Stock, par value $0.0001 per share. The Series A Preferred Stock is convertible into 7,903,124 shares of Common Stock and the Series B Preferred Stock is convertible into 396,876 shares of Non-Voting Common Stock. All of the warrants were exercisable at a price of $12.50 per share for thirty months after August 1999 and $15.50 per share thereafter until May 2, 2004. Pursuant to the anti-dilution provisions of the warrants and as a result of the issuance by the Company of 1,302,326 shares of Common Stock to Mitsui in February 2001 at $10.75 per share (the “Mitsui Transaction”) (a) the warrants to purchase 3,898,665 shares of the Company’s Common Stock were increased to 3,915,580 shares (3,935,884 shares after February 3, 2002), (b) the warrants to purchase 1,101,335 shares of the Company’s Non-Voting Common Stock were increased to 1,106,113 shares (1,111,849 shares after February 3, 2002). In addition, as a result of the Mitsui Transaction the warrants are exercisable at a price of $12.45 per share for thirty months after August 1999 and $15.35 per share thereafter until May 2, 2004.

      The shares of Series A Preferred Stock and Series B Preferred Stock entitle the Purchaser to dividends at a rate of 6.5% per year. Dividends are payable in kind for the first two years. In accordance with the certificates of designation governing the Series A Preferred Stock and the Series B Preferred Stock, the Board of Directors declared and paid to the Purchasers (i) in February 2000, a pay-in-kind dividend consisting of 220.622 shares of Series A Preferred Stock and 62.324 shares of Series B Preferred Stock representing accrued and unpaid dividends through December 31, 1999, (ii) in October 2000, a pay-in-kind dividend consisting of 217.5032 shares of Series A Preferred Stock and 61.44254 shares of Series B Preferred Stock representing accrued and unpaid dividends through June 30, 2000; and (iii) in February 2001, a pay-in-kind dividend consisting of 224.572 shares of Series A preferred Stock and 63.4394 shares of Series B Preferred Stock representing accrued and unpaid dividends through December 31, 2000, in respect of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock. Such shares are convertible into an aggregate of 662,697.2 shares of Common Stock and 187,205.94 shares of Non-Voting Common Stock, respectively.

      Roger Penske, the Company’s Chairman and Chief Executive Officer, is a managing member of Penske Capital, and Penske Capital controls each of International Motor Cars Group I and International Motor Cars Group II. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, which holds an interest in Penske Capital. James A. Hislop, a director of the Company, is the President and Chief Executive Officer and a managing member of Penske Capital and a director of Penske Corporation. Richard Peters, a director of the Company, is a director and president of Penske Corporation. Donald J. Hofmann, Jr., a director of the Company, served as a director of Penske Corporation for a portion of Fiscal 2000 and is a general partner of J.P. Morgan Partners, which has a membership interest in each of the Purchasers. As a result, Messrs. Penske, Hislop, Peters and Hofmann each have indirect interests in the Purchasers.

      Stockholders Agreement. On May 3, 1999 the Company entered into a stockholders agreement with the Purchasers and Trace International Holdings, Inc., AIF II, L.P. and Aeneas Venture Corporation. As a result of the Mitsui Transaction, the stockholders agreement was amended and restated in February 2001 and, as amended and restated, is referred to herein as the “Stockholder’s Agreement”.

      Pursuant to the Stockholders Agreement, the Board of Directors of the Company must consist of Roger Penske, four additional directors nominated by Penske Capital, one director nominated by Mitsui and three independent directors. If the beneficial ownership in the Company of the Purchasers, excluding as a result of unexercised warrants, is reduced below 20%, the number of designees of Penske Capital will be reduced by one for each 2.5% decrease in beneficial ownership. In addition, the right of the Purchasers or Mitsui to designate directors will be suspended when the Purchasers’ or Mitsui’s beneficial ownership in the Company is reduced below 10% or 2.5%, respectively, or, in the case of the Purchasers, if they are in default of their covenant to cause Mr. Penske to serve as Chairman and Chief Executive Officer of the Company for specified time periods. If the right of the Purchasers or Mitsui to nominate directors is reduced, the Purchasers and AIF II, L.P., Aeneas Venture Corporation and Mitsui (the “Significant Stockholders”) must use their reasonable best efforts to have the successors to such directors both be selected by a majority of the remaining directors, excluding the director whose position is no longer entitled to be designated by Mitsui or the Purchasers, and not be affiliates of the Purchasers and their affiliates. The Purchasers and Significant Stockholders have also agreed to use their reasonable best efforts to have the Compensation Committee of the Board of Directors consist of Roger S. Penske, one additional Penske Capital designee and two Independent Directors. These provisions terminate in May 2002. Trace transferred its interest in Fiscal 2000 and is no longer entitled to nominate a director.

      The Purchasers and Significant Stockholders also agreed, until December 14, 2003, among other things, not to acquire any of the Company’s capital stock or assets, enter into a business combination involving the Company or its affiliates, participate in a proxy contest with respect to the Company or initiate or propose any stockholder proposals with respect to the Company or its affiliates. Notwithstanding the prior sentence, the Stockholders Agreement permits (1) any transaction by the Purchasers or a Significant Stockholder approved by either a majority of non-affiliated members of the Board of Directors or a majority of non-affiliated stockholders, (2) in the case of the Significant Stockholder, the acquisition of securities if, after giving effect to such acquisition, the beneficial ownership of such party in the Company is less than or equal to 49% and, in the case of the Purchasers, is less then or equal to 65%, (3) the granting by the Board of Directors of options to affiliates of the Purchasers or the Significant Stockholders, or (4) the exercise of stock options.

      The Purchasers agreed, until May 3, 2002, not to transfer any of their securities, other than pursuant to an underwritten public offering and subject to a number of other exceptions. The Purchasers also agreed that if they transferred any securities prior to May 3, 2002, AIF and Aeneas would be entitled to tag along in any such transfer and Penske Corporation agreed that if it transferred any securities prior to February 28, 2003, Mitsui would be entitled to tag along in any such transfer. Until May 3, 2001, each of the Purchasers will not register or permit any transfer of the membership interests in such entity by Penske Corporation or Penske Capital, except pursuant to a pro rata transfer by all of the members of interests valued at up to $15 million to certain members of the Company’s management (a “Management Incentive Transfer”), and Penske Corporation and Penske Capital will not transfer any interest in the Purchasers, except for a Management Incentive Transfer.

      The Purchasers agreed to cause Roger S. Penske to serve as the Chairman of the Board of the Company until August 3, 2002 and as Chief Executive Officer of the Company until August 3, 2001. However, this obligation will cease if directors designated by Penske Capital no longer constitute a majority of the Board of Directors as a result of a decrease in share ownership by Penske Capital. The Purchasers also agreed that Mr. Penske’s compensation payable by the Company would be no greater than a salary of $1 per year, a bonus determined by the Board’s compensation committee and options for 400,000 shares of Common Stock with an exercise price of $10.00 per share.

      Registration Rights Agreements. On May 3, 1999 the Company and the Purchasers entered into a registration rights agreement and on December 22, 2000, the Company and Penske Corporation entered into a registration rights agreement. Pursuant to the agreements, the Purchasers and Penske Corporation may require the Company on three occasions to register all or part of their Common Stock. Other stockholders of the Company who are entitled to include securities in any registration demanded by the Purchasers or Penske Corporation may do so but the securities of such other stockholders will be excluded in the event that market factors require a limitation on the number of shares to be included in such registration. The Purchasers and Penske Corporation are also entitled to request inclusion of all or any part of their Common Stock in any registration of securities by the Company on Forms S-1, S-2 or S-3 under the Securities Act. In addition, in February 2001, the Company and Mitsui entered into a registration rights agreement. Pursuant to the agreement, Mitsui is entitled to request inclusion of all or any part of its Common Stock in any registration of securities by the Company on Form S-1, S-2 or S-3 under the Securities Act. The Company has agreed to pay all expenses incident to the registration and disposition of the securities registered pursuant to the registration rights agreements (other than underwriting discounts and commissions in respect thereof).

      Cogan Agreement. On April 12, 1999, the Company and Marshall S. Cogan entered into an agreement pursuant to which Mr. Cogan resigned as Chief Executive Officer of the Company. The agreement provides that Mr. Cogan may not compete with the Company in the continental United States, Puerto Rico or any other geographical area where the Company or any of its subsidiaries is doing or specifically intends to do business. Mr. Cogan is also prohibited from disclosing proprietary information of the Company and from enticing away any employees of the Company or its subsidiaries. These covenants are effective until December 31, 2005, except for the requirement to hold the Company’s proprietary information in confidence, which continues in effect without limitation.

      Mr. Cogan also agreed, until May 3, 2002, not to acquire any of the Company’s capital stock or assets, enter into a business combination involving the Company or its affiliates, participate in a proxy contest with respect to the Company or initiate or propose any stockholder proposals with respect to the Company or its affiliates, among other things. This agreement is subject to a number of exceptions and does not prohibit Mr. Cogan from taking any of these actions if the transaction is approved by a majority of the directors not affiliated with Trace or a majority of the stockholders of the Company other than Trace.

      The Company agreed to pay Mr. Cogan his current base salary until December 31, 1999 and thereafter $750,000 per year until December 31, 2005. The Company also agreed to pay Mr. Cogan a cash payment of $250,000 and fully vested options to purchase 400,000 shares of Common Stock at an exercise price of $10.00 per share. In addition, the Company agreed to pay to Mr. Cogan 25% of any compensation or bonus directly or indirectly paid by the Company to or applied for Mr. Penske through December 31, 2005 in cash, stock, options, warrants or other remuneration, other than the initial grant of 400,000 options to Mr. Penske. If the Company defaults in making these payments, Mr. Cogan will be entitled to accelerate and demand the immediate payment of all remaining amounts due to him under the agreement.

      Cogan Option Agreement. In January 2000, in accordance with the above provisions, the Company entered into a stock option agreement with Mr. Cogan pursuant to which the Company awarded Mr. Cogan options to purchase 25,000 shares of Common Stock at an exercise price of $9.75 per share. The options vest in equal installments over three years beginning January 14, 2001.

      Penske Option Agreement. On August 3, 1999, in accordance with the terms of the Stockholders Agreement, the Company entered into a stock option agreement with Roger Penske, the Company’s Chairman and Chief Executive Officer, pursuant to which the Company awarded Mr. Penske options to purchase 400,000 shares of Common Stock at an exercise price of $10.00 per share. Such options will vest in equal installments over a three year period beginning May 3, 2000 so long as Mr. Penske continues to serve as Chairman of the Board. In the event of a Change of Control, the options will become immediately and fully vested and exercisable. If Mr. Penske’s service as Chairman is terminated by the Company for cause or by Mr. Penske other than for good reason prior to May 3, 2002, then the unvested portion of the option as of the date of such termination shall expire. If Mr. Penske’s service as Chairman is terminated prior to May 3, 2002 by the Company other than for cause or by Mr. Penske for good reason, the unexercised portion of the option as of such date shall become immediately and fully vested and exercisable, unless at such time a majority of the members of the Company’s Board of Directors are designated by Penske Capital. Under the stock option agreement with Mr. Penske, options to purchase 133,332 shares of Common Stock vested on May 3, 2000.

Other Transactions

      During Fiscal 2000, the Company paid $3,721,000 in fees to Penske Corporation and its affiliates in connection with services rendered in the normal course of business. Roger S. Penske, Chairman and Chief Executive Officer of the Company is the Chairman and Chief Executive Officer of Penske Corporation. The Company believes that the terms of these transactions are no less favorable than the terms available from unaffiliated third parties negotiated on an arm’s length basis.

      The Company is currently a tenant under a number of non-cancelable lease agreements with Samuel X. DiFeo and members of his family. Mr. DiFeo is the Company’s President, Chief Operating Officer and a Director of the Company. During Fiscal 2000 the Company paid $2,432,000 to Mr. DiFeo and his family under these lease agreements. The Company believes that the terms of these transactions are no less favorable than the terms available from unaffiliated third parties negotiated on an arm’s length basis.

      The Company is currently a tenant under a number of non-cancelable lease agreements with Automotive Group Realty, LLC. (“AGR”). AGR is a wholly-owned subsidiary of Penske Corporation. During Fiscal 2000, the Company paid $1,260,000 to AGR under these lease agreements. In addition, in Fiscal 2000 the Company sold AGR real property and improvements which were subsequently leased by AGR to the Company. The sale of each parcel of property was valued at a price which was either independently confirmed by a third party appraiser or at the price for which the Company purchased the property. AGR paid the Company $23,365,000 in connection with such transactions in Fiscal 2000. The Company believes that the terms of these transactions are no less favorable than the terms available from unaffiliated third parties negotiated on an arm’s length basis.

      The Company is also party to operating agreements with Roger S. Penske, Jr., the son of Roger S. Penske, the Company’s Chairman and Chief Executive Officer, reflecting (a) the ownership by Mr. Penske, Jr. of 20% of UAG Cerritos, LLC and the ownership by the Company of the remaining 80% of UAG Cerritos, LLC, and (b) the ownership by Mr. Penske, Jr. of 4.58% of United Auto do Brasil, Ltda. and by the Company of 90.61% of United Auto do Brasil, Ltda. Mr. Penske, Jr. contributed $1,838,000 for his 20% interest in UAG Cerritos, LLC and the Company contributed $7,352,000 for its 80% interest in UAG Cerritos, LLC. The Company contributed approximately $3,571,000 for its 90.61% interest in United Auto do Brasil, Ltda. and Mr. Penske, Jr. contributed approximately $185,000 for his 4.69% interest in United Auto do Brasil, Ltda. The Company from time to time provides to these subsidiaries working capital and other debt financing at costs that are comparable to the costs charged by the Company to its other subsidiaries.

      The Company has previously agreed to enter into an operating agreement with Lucio A. Noto, a director of the Company, which provides that an entity in which Mr. Noto has an interest will own 20% of UAG Connecticut, LLC. The Company will own the remaining 80% of UAG Connecticut, LLC. The Company purchased the operating assets (excluding real property) of UAG Connecticut, LLC in October 2000 for approximately $26,789,390. Mr. Noto’s entity will pay approximately $5,357,878 for its 20% interest in UAG Connecticut, LLC which represents 20% of the consideration paid by the Company inclusive of assets acquired and goodwill paid. The payment will be made as follows: $1,183,800 upon closing and the remaining $4,174,078 in quarterly payments over twenty years at an interest rate equal to LIBOR plus 2.25%. The payments due will be offset from permitted periodic cash distributions to Mr. Noto’s entity by UAG Connecticut, LLC.

AUDIT COMMITTEE REPORT

      The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. Deloitte & Touche LLP, the Company’s independent auditor for Fiscal 2000, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America. The Committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). Deloitte & Touche LLP has provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with Deloitte & Touche LLP that firm’s independence. The Committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the Company and its affiliates is compatible with Deloitte & Touche LLP’s independence.

      Based on the considerations referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2000 and that Deloitte & Touche LLP be appointed independent auditors for the Company for 2001. The foregoing report is provided by the following independent directors, who constitute the Audit Committee:

Michael R. Eisenson (Chairman)

John J. Hannan
Donald J. Hofmann, Jr.
Eustace W. Mita

RATIFICATION OF INDEPENDENT ACCOUNTANTS

      The Board of Directors has, based on the recommendation of the Audit Committee, appointed Deloitte & Touche LLP as independent auditors for the 2001 fiscal year, subject to stockholder ratification. Deloitte & Touche LLP will audit the Company’s consolidated financial statements for the 2001 fiscal year and perform other services.

      Audit Fees. The aggregate fees for professional services rendered by Deloitte & Touche LLP in connection with their audit of the Company’s consolidated financial statements and reviews of the consolidated condensed financial statements included in the Company’s Quarterly Reports on Form 10-Q for Fiscal 2000 were approximately $348,000.

      Financial Information Systems Design and Implementation Fees.  There were no professional services rendered by Deloitte & Touche LLP in Fiscal 2000 relating to financial information systems design and implementation.

      All Other Fees. The aggregate fees for all other services rendered by Deloitte & Touche LLP in Fiscal 2000 were approximately $11,000 and can be sub-categorized as fees for attestation services. These services rendered by Deloitte & Touche LLP included matters such as consents related to SEC and other registration statements, audits of employee benefit plans, agreed-upon procedures, due diligence pertaining to acquisitions and consultation on accounting standards or transactions.

      Ratification of Appointment. A proposal will be presented at the Annual Meeting to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors. A representative of Deloitte & Touche LLP will be present with the opportunity to make a statement and to answer questions. If the stockholders do not ratify the appointment, the Board will reconsider it.

      The affirmative vote of a majority of the shares entitled to vote at the Annual Meeting, either in person or by proxy, is required for the ratification of the independent accountants. The Board unanimously recommends a vote “FOR” ratification of the appointment of Deloitte & Touche, LLP as independent accountants.

SHARE INVESTMENT PERFORMANCE

      The following graph compares the cumulative total stockholder returns on the Common Stock based on an investment of $100 after the close of the market on October 23, 1996, the date of the Company’s initial public offering, and the close of the market on December 31 of each year thereafter against (i) the Standard & Poor’s Index, (ii) an industry peer group consisting of: AutoNation, Inc. (“AutoNation”) and Ugly Duckling Corporation (“Ugly Duckling” and, together with AutoNation, the “1997 Peer Group”), and (iii) an industry/peer group consisting of AutoNation, Group 1 Automotive, Inc. (“Group 1”), Lithia Motors Inc. (“Lithia”) and Sonic Automotive Inc. (“Sonic” and, together with AutoNation, Group 1, Lithia and Sonic, the “1998 Peer Group”).

COMPARISON OF 50 MONTH CUMULATIVE TOTAL RETURN*

AMONG UNITED AUTO GROUP, INC., THE S & P 500 INDEX
AND A PEER GROUP

		Cumulative Total Return

	10/23/96	12/96	12/97	12/98	12/99	12/00

United Auto Group, Inc.	100.00	85.83	61.04	30.63	29.79	22.29
Peer Group	100.00	107.54	80.66	55.08	34.22	22.40
S&P 500	100.00	107.54	144.48	185.77	224.86	204.39

* $100 Invested on 10/23/96 in stock or index, including reinvestment of dividends, fiscal year ending December 31.

     In the proxy statement for the Company’s 1999 annual meeting of stockholders, the Company compared cumulative total stockholder returns on the Common Stock against a peer group consisting of Cross-Continent Auto Retailers, Inc. (“Cross-Continent”), Republic Industries, Inc. (“Republic”) and Ugly Duckling. After this disclosure was made, a wholly-owned subsidiary of Republic merged with and into Cross-Continent, making Cross-Continent a wholly-owned subsidiary of Republic. Republic changed its name to AutoNation. On this basis, the Company has included the description of cumulative total stockholder returns for the 1997 Peer Group in the graph above to reflect the peer group comparison made by the Company in its 1998 and 1999 proxy statement.

      The Company has presented the cumulative total stockholder returns for the 1998 Peer Group in the graph above to better reflect stockholder returns among peers in the retail automotive industry. The 1998 Peer Group includes Group 1, Lithia and Sonic, as well as AutoNation, which was included in the 1997 Peer Group. Each of Group 1, Lithia and Sonic conducted its initial public offering after the Company’s initial public offering on October 23, 1996. They were not included in the 1997 Peer Group because the Company believed that their common stock had not been traded publicly for enough time to provide a useful comparison. In addition, the 1998 Peer Group excludes Ugly Duckling which was included in the 1997 Peer Group, because Ugly Duckling operates primarily in the retail used-car market, while the Company and the entities included in the 1998 Peer Group operate in both the retail used-car market and the retail new-car market. As a result, the Company does not believe that Ugly Duckling provides the meaningful comparison in the 1998 Peer Group that it provided as part of the 1997 Peer Group, given the Company’s ability to include Group 1, Lithia, and Sonic in the 1998 Peer Group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of ownership and reports of changes of ownership with the Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on the Company’s review of the copies of such forms furnished to the Company and representations from the executive officers, directors and greater than 10% beneficial owners, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% owners were complied with during Fiscal 2000, except that an initial report on Form 3 was filed late by Penske Corporation and a Form 4 was filed late by Marshall S. Cogan. In addition, two Form 4’s were filed late by each of the Purchasers, Penske Capital, Roger S. Penske, James A. Hislop and Donald J. Hofmann, Jr. all in connection with the payment of pay-in-kind dividends on the Series A Preferred Stock and on the Series B Preferred Stock.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR 2002

      Any proposals intended to be presented to stockholders at the Company’s 2002 Annual Meeting of Stockholders must be received by the Company at its principal executive offices at 13400 Outer Drive West, Detroit, Michigan 48239 for inclusion in the proxy statement for such annual meeting by December 31, 2001. Such proposals must also meet other requirements of the rules of the Commission relating to stockholders’ proposals.

OTHER BUSINESS

      It is not anticipated that there will be presented to the Annual Meeting any business other than the election of directors and ratification of selection of Deloitte & Touche LLP as independent auditors, and the Board of Directors was not aware, a reasonable time before this solicitation of proxies, of any other matters which might properly be presented for action at the meeting. If any other business should come before the Annual Meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment. Stockholders who intend to present an item of business at the Annual Meeting of Stockholders in 2002 (other than a proposal submitted for inclusion in the Company’s proxy statement) must provide notice of such business to the Company no later than February 15, 2002.

      Proxies in the form enclosed are solicited by or on behalf of the Board of Directors. The cost of this solicitation will be borne by the Company. In addition to the solicitation of the proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and the

Company will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed $5,000.

      It is important the proxies be returned promptly. Therefore, stockholders are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope.

By Order of the Board of Directors,

Robert H. Kurnick, Jr.

Dated: March 30, 2001

      The Company will provide without charge to each stockholder of the Company, on the written request of such stockholder, a copy of the Company’s Form 10-K, including the financial statements and financial statement schedules, for the year ended December 31, 2000. Copies of the Form 10-K can be obtained from United Auto Group, Inc., Investor Relations, 13400 Outer Drive West, Detroit, Michigan 48239 (313/592-7311).

APPENDIX A

AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS
CHARTER

I.  Purpose:

      The primary function of the Audit Committee is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities: by reviewing the financial reports and other financial information provided by United Auto Group, Inc. (the “Company”) to any governmental body or the public; by reviewing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and in general by reviewing the Company’s auditing, accounting and financial report processes. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Company’s independent auditors and internal auditing department.

•	Provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the Board of Directors.

      The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.  Composition:

      The Audit Committee shall be comprised of three or more directors as determined by the Board each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

      The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee Membership.

III.  Meetings:

      The Committee shall meet at least three times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least twice annually with management, the director of the internal auditing department and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

      In addition, as described in more detail in IV.4 below, in those non-routine situations where additional insight from the Committee is warranted, the Committee or at least its Chair should hold a discussion (either in person or via telephone) with the independent auditors and management quarterly to review the Company’s interim financial information.

IV.  Responsibilities and Duties:

      In carrying out its responsibilities, the Audit Committee believes its polices and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality. The Audit Committee is responsible for overseeing the Company’s financial reporting process. The Audit Committee consults with management and the Company’s independent accountants during the year on matters related to the annual audit, internal controls, the published financial statements and the accounting principles and auditing procedures being applied as required by this charter. The Audit Committee also recommends a firm of certified independent accountants to serve as the Company’s independent accountants, authorizes all audit fees and other professional services rendered by the accountants and periodically reviews the independence of the accountants as required by this Charter.

      To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/ Reports Review:

1.	Obtain the full Board of Directors’ consent and approval of this Charter and review and update this Charter periodically, at least annually, as conditions dictate.

2.	Review the Company’s annual financial statements with management and the independent auditors and determine, based on this review and the appropriate reliance on discussions with management and the independent auditors, whether the financial statements are complete and consistent with the information known to the Audit Committee members. This review should focus on judgmental areas and/or complex/unusual transactions and should include a review of the audit report issued by the independent auditors.

3.	Review the regular internal reports to management, or a summary of such reports issued, prepared by the internal auditing department, including management’s responses and action plans with regards to the recommendations contained therein.

4.	In financial reporting or disclosure situations where management, the independent auditor and/or the internal auditor can not come to collective agreement, or where additional insight of the Committee is deemed necessary by any of the groups, the Committee will meet and review such matters with the respective groups prior to the release of earnings for the applicable quarter. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Auditors:

5.	Review and recommend to the Board of Directors the selection or re-appointment of the independent auditors, considering independence and effectiveness, and review the fees and other compensation to be paid to the independent auditors. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships the independent auditors have with the Company to determine the independent auditors’ independence.

6.	Review the performance of the independent auditors and approve any proposed discharge of the independent auditors should circumstances warrant.

7.	Periodically consult with the independent auditors, without the presence of management, about any matters the Committee may deem relevant to properly execute its responsibilities.

Financial Reporting Processes:

8.	In consultation with the independent auditors and the internal auditor, review the integrity of the Company’s financial reporting processes, both internal and external.

9.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

10.	Review significant accounting and reporting issues with management and the independent auditors, including recent professional and regulatory pronouncements, and understand their potential impact on the financial statements of the Company.

11.	Consider and approve, if appropriate, major changes to the Company’s accounting principles and practices as suggested by management, the independent auditors, or the internal auditor.

12.	Inquire of management, the internal auditor and the independent auditor as to the significant risks and exposures of the Company and the plans to minimize such risks, including any risks associated with the failure of the Company to comply with any financial covenants or other requirement of any material loan, credit or similar agreement.

13.	Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent auditors and the internal auditor regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

14.	Review the audited financial statements and discuss them with management and the independent auditors. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K.

15.	Review with management and the independent auditors the quarterly financial information prior to the Company’s filing of Form 10-Q. This review may be performed by the Committee or its chairperson.

16.	Following completion of the annual audit, review separately with each of management, the independent auditors and the internal auditor any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

17.	Review any significant disagreement among management and the independent auditors or the internal auditor in connection with the preparation of the financial statements.

18.	Review with management, the independent auditors, and the internal auditor the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

Other:

19.	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee with, the Board of Directors.

20.	Review with management the Company’s Business Practices Policy and the system that management has established to enforce this Policy.

21.	Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

22.	Review with management and the Company’s internal legal counsel the status of significant legal matters that could have a significant impact on the Company’s financial statements.

23.	As deemed necessary by the Committee, conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigations.

PROXY SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS OF
UNITED AUTO GROUP, INC.

The undersigned hereby revokes all prior proxies and appoints Roger S. Penske, Samuel X. DiFeo and Robert H. Kurnick, Jr., and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Voting Common Stock, par value $0.0001 per share, of United Auto Group, Inc. which the undersigned is then entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 16, 2001 at 9:00 a.m., local time, at United Auto Group, Inc., One Hamon Plaza, 9th Floor, Secaucus, New Jersey, and at any postponements or adjournments thereof, on any matter property coming before the meeting, and specifically the matters described on the reverse side hereof:

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR THE RATIFICATION OF ACCOUNTANTS AND ACCORDING TO THE DESCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS OF THE COMPANY AND ARE NOT RELATED TO OR CONDITIONED ON EACH OTHER.

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Please mark your vote as in this example

1.	Election of Directors	FOR	WITHHOLD	Class III director to serve until 2002: Lucio A. Noto Class I director to serve until 2003: Ronald G. Steinhart Class II directors to serve until 2004: Donald J. Hofmann, Jr., Michael R. Eisenson, John J. Hannan and Motokazu Yoshida	2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for the year ending December 31, 2001.	FOR	WITHHOLD	ABSTAIN

For, except vote withheld from the following nominee(s):					3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

						Note:	Please sign your name exactly as it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer please give your full title as such. EACH joint owner is requested to sign.

						PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE (Continued on reverse side)

						SIGNATURE(S)			DATE

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